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                     [MORRISON & FOERSTER LLP LETTERHEAD]


                                 May 25, 2000

                                                         Writer's Direct Contact
                                                             (415) 268-7113
                                                            ggrover@mofo.com

Ms. Cheri L. Carper, Esq.
Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C. 20549

     Re:  more.com, Inc.
          Registration Statement on Form S-1, File No. 333-30190

Dear Ms. Carper:

     On behalf of more.com, Inc., a Delaware corporation (the "Company"), we hereby withdraw the Company's Registration Statement on Form S-1 (the "Form S-1"), File No. 333-30190, filed with the Securities and Exchange Commission on February 11, 2000, and any amendments thereof.

     Should you have any questions or comments regarding this matter, please do not hesitate to contact either Jaclyn Liu of this office at (415) 268-6722 or me.

                              Sincerely,

                              /s/ Gavin B. Grover

                              Gavin B. Grover



cc:  Laureen De Buono, more.com, Inc.
     Cynthia T. Melo, The Nasdaq Stock Market, Inc.
     Steven L. Berson, Esq., Wilson, Sonsini, Goodrich & Rosati